RELEASE IMMEDIATELY

Contact: Frank Cinatl (888) ABATIX-X (222-8499) fcinatl@abatix.com

ABATIX CORP. REPORTS OPERATING RESULTS FOR FIRST QUARTER 2004

DALLAS, TEXAS, MAY 14, 2004 ... ABATIX CORP. (NASDAQ ABIX) today announced first quarter 2004 net sales of $11,972,000 decreased 7% from 2003 net sales of $12,850,000 and first quarter 2004 net loss of $(120,000) or $(.07) per share decreased from 2003 net earnings of $116,000 or $.07 per share. The decrease in revenues is primarily attributable to the decline or loss in insurance coverage related to mold remediation in homes and buildings. The decrease in earnings, resulting in the net loss for the first quarter 2004, is a result of lower margins due to increased sales to governmental entities and competitive pressures.

Mr. Shaver stated, "We remain encouraged by the opportunity of being a full resource to the homeland security industry with products and training for first responders and private companies. In addition, we are continuing to look at geographic expansion, new products and additional personnel to further expand our revenue base."

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are, but not limited to, the following: war, terrorism or similar events; the long-term impact of insurance coverage on mold remediation; adverse weather conditions; inability to hire and train quality people or retain current personnel; changes in interest rates; strong or increased competition; changing customer or product mix; or negative effects from investor issues. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, hazardous materials, and environmental industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

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ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net sales	$11,972,318	$12,850,036
Cost of sales	8,762,216	9,066,684
Gross profit	3,210,102	3,783,352
Selling, general and administrative expenses	3,307,436	3,528,564
Operating (loss) profit	(97,334)	254,788
Other expense, net	(47,514)	(46,026)
(Loss) earnings before income taxes	(144,848)	208,762
Income tax benefit (expense)	24,794	(92,785)
Net (loss) earnings	$(120,054)	$115,977

Basic and diluted (loss) earnings per share	$(.07)	$.07
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148

	As of:
	March 31, 2004	December 31, 2003
Current assets	$15,403,550	$14,616,969
Total assets	$17,025,514	$16,341,775
Current liabilities	$8,393,517	$7,589,724
Total stockholders' equity	$8,631,997	$8,752,051